EXHIBIT 10.3

FINANCIAL PUBLIC RELATIONS AGREEMENT ("Agreement") is made and entered into this 9th day of June, 2014 (the "Effective Date") by and between Visualant, Inc., a Nevada Corporation ("Company") and Dynasty Wealth, Inc., a Nevada Corporation ("Consultant").

RECITALS

WHEREAS, the Company and the Consultant desire to enter into a financial public relations agreement (the Agreement).

WHEREAS, the Company desires to engage Consultant to perform certain financial public relations services for it, and Consultant desires, subject to the terms and conditions of this Agreement, to perform financial public relations services for Company.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND UNDERTAKINGHEREIN CONTAINED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED THE PARTIES AGREE AS FOLLOWS:

1. ENGAGEMENT OF CONSULTANT

Company hereby engages Consultant and Consultant hereby agrees to hold itself available to render, and to render at the request of the Company, independent investor relations advisory and consulting services for the Company, upon the terms and conditions hereinafter set forth. Such consulting services shall include the development, implementation and maintenance of an on-going stock market support system that increases investor awareness of the company's activities and stimulates investor interest in the Company. The stock market support system shall include a Shareholder Communication System, and Investor Relation Systems, which will be defined and developed by Consultant. It is understood that Consultant's ability to relate information regarding the Company's activities is directly proportionate to and contingent upon information availed by the Company to the Consultant. Although Consultant will pass along information about the Company or its assets to brokers, institutions and investors, it undertakes no responsibility to independently corroborate any information.

2. SERVICES

During the Term (as defined in Section 3 below), Consultant shall provide consulting services to the Company which shall include the development, implementation and maintenance of an on-going stock market support system that increases investor awareness of the company's activities and stimulates investor interest in the Company. Without limiting the generality of the foregoing, Consultant will specifically complete the following:

2.1 Disseminate Public Information. Consultant will disseminate public information about the Company, its business and affairs, in the United States of America, to investment professionals and private parties who may have an interest in investing in the Company's securities. Consultant will disseminate public information regarding the Company to its existing database of business associates and to other investment professionals whom Consultant will research and identify based on their potential interest in the Company.

2.2 Communicate with Investment Community.   Consultant will communicate on an ongoing basis with members of the investment community.

2.3 Conduct Conference Calls. Consultant will conduct periodic conference calls with investors and other investment professionals who may have an interest in the Company.

2.4 Arrange Meetings with Investment Community.   Consultant will identify investor conferences where the Company's management may be invited to attend, and arrange group or individual meetings with portfolio managers, analysts, stockbrokers and other investment professionals in key money center cities.

2.5 Facilitate Research Reports. Consultant will provide introductions to buy and sell-side research analysts, and financial newsletter writers with the goal of facilitating the production of one or more research reports or financial newsletters on the Company.

2.6 News Releases. Consultant will review and, where appropriate, make suggestions to modify the Company's proposed news releases. Consultant will distribute Company's news releases if requested.

2.7 Investor Relations Consultant will advise the Company regarding best practices that are typical of the Investor Relations profession.

2.8 Public Presentations. Consultant will review and comment upon the Company's web-site, PowerPoint presentation, fact sheet and other investor oriented materials.

3. TERM

The initial term of this Agreement ("Term") shall commence as of the Effective Date and shall continue for twelve (12) months thereafter. Following the twelve (12) month term, the engagement shall automatically continue on a month-to-month basis, unless terminated in accordance with the provisions of this Agreement.

4. COMPENSATION

As compensation for the Services rendered by the Consultant during the term of this Agreement, beginning May 1, 2014, service fees of US $10,000 per month for a period of two months are due upon invoice and payable within thirty (30) days from Company's receipt of invoice. After the initial three months payment shall be made in cash or the Company’s common stock valued at $0.20 per share (100,000 shares per month) at the Company’s discretion.

Further, as compensation to the Consultant for Services rendered pursuit to this Agreement, the Company shall issue to the Consultant 300,000 shares of Company restricted common stock that the Company values at $0.20 per share. In addition, the Company shall issue warrants to purchase shares of common stock in the Company at a price of $0.20 per share and will be issued pursuant to the following vesting schedule:

4.1 Warrant to purchase 200,000 shares of Company common stock at $0.20 per share will vest on the Effective Date.

4.2 Warrant to purchase 100,000 shares at a price of $0.20 per share shall vest for every shareholder of the Company who filed Schedule 13D, 13F or 13G during the Term disclosing beneficial ownership of greater than 2.0 % of the Company's outstanding shares. Such shareholders shall be identified as being introduced to the Company by the Consultant.

4.3 Warrant to purchase 150,000 shares of Stock at a price of $0.20 per share, if during the Term of the Agreement the three-month average trading volume is greater than 225,000 shares per day.

4.4 Warrant to purchase an additional 150,000 shares of Stock at a price of $0.20 per share, if during the Term of the Agreement the three-month average trading volume is greater than 350,000 shares per day.

4.5 Warrant to purchase an additional 150,000 shares of Stock at a price of $0.20 per share, if during the Term of the Agreement the three-month average trading volume is greater than 500,000 shares per day.

4.6 Warrant to purchase an additional 150,000 shares of Stock at a price of $0.20 per share, if during the Term of the Agreement the three-month average trading volume is greater than 750,000 shares per day.

4.7 Warrant to purchase an additional 150,000 shares of Stock at a price of $0.20 per share, if during the Term of the Agreement the three-month average trading volume is greater than 1,000,000 shares per day.

4.8 Warrant to purchase an additional 150,000 shares of Stock at a price of $0.20 per share, if during the Term of the Agreement the three-month average trading volume is greater than 1,250,000 shares per day.

4.9 Warrant to purchase an additional 150,000 shares of Stock at a price of $0.20 per share, if during the Term of the Agreement the three-month average trading volume is greater than 1,250,000 shares per day.

4.11 Warrant to purchase an additional 150,000 shares of Stock at a price of $0.20 per share, if during the Term of the Agreement the three-month average trading volume is greater than 1,500,000 shares per day.

4.12 Warrant to purchase an additional 150,000 shares of Stock at a price of $0.20 per share, if during the Term of the Agreement the three-month average trading volume is greater than 1,750,000 shares per day.

4.13 Warrant to purchase an additional 150,000 shares of Stock at a price of $0.20 per share, if during the Term of the Agreement the three-month average trading volume is greater than 2,000,000 shares per day.

4.14 Warrant to purchase an additional 100,000 shares of Stock at a price of $0.20 per share, for each non-paid research report initiated during the Term of the Agreement

The exercise period for each of the Warrants will be 5 years from the date of issue and the shares underlying the Warrants and the restricted shares shall not standard "piggy-back" registration rights. A warrant Certificate shall be issued for the Warrant as they become vested. All taxes with respect to the Warrants will be borne by Consultant.

5. INDEPENDENT CONTRACTOR

It is expressly agreed that the Consultant is acting as an independent contractor in performing its services hereunder. Company shall carry no workmen's compensation insurance or any health or accident insurance to cover Consultant. Company shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits which might be expected in an employer-employee relationship.

6. TERMINATION

After the twelve (12) month Term, this Agreement may be terminated by either party for any reason upon thirty-day (30) notice in writing (including email). In the event the Agreement is terminated, Consultant shall cease rendering its services to Company as of the effective date of termination, and Company shall pay Consultant for the services performed and approved expenses through the effective date of termination.

7. INDEMNIFICATION

The Company will defend Consultant against any third party claim that any incorrect information that Company has provided to Consultant and specifically instructed stated that this information is to be released and communicated to the public ("Claim"), and indemnify Consultant from the resulting costs and damages awarded against Consultant to the third party making such Claim, by a court of competent jurisdiction or regulatory agency or agreed to in settlement by Company; provided that Consultant: (i) notifies Company promptly in writing of such Claim, (ii) grants Company sole control over the defense and settlement thereof, and (iii) reasonably cooperates in response to a Company request for assistance. Company will have the exclusive right to defend any such Claim and make settlements thereof at its own discretion, and Consultant may not settle or compromise such Claim, except with prior written consent of Company.

The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses which result from any compromise or settlement not approved by the Company or which are determined by a final judgment of a court of competent jurisdiction to have resulted solely from the fraud, willful misconduct or gross negligence of any Indemnified Person. The Company also agrees that no Indemnified Person shall have any liability to the Company for or in connection with this engagement, except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company, which are determined by a final judgment of a court of competent jurisdiction to have resulted solely from the fraud, willful misconduct or gross negligence of the Indemnified Person. The foregoing agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise, including without limitation any right to contribution.

8. GENERAL PROVISIONS

8.1 Governing Law and Jurisdiction

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington. Each of the Parties hereto consents to such jurisdiction for the enforcement of this Agreement and matters pe1taining to the transaction and activities contemplated hereby.

8.2. Attorney's Fees

In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorney's fees and expenses incurred in ascertaining such party's rights, in preparing to enforce or in enforcing such party's rights under this Agreement, whether or not it was necessary for such party to institute suit.

8.3 Unenforceable Terms

Any provision hereof prohibited by law or unenforceable under the law of any jurisdiction in which such provision is applicable shall adhere to such jurisdiction only be ineffective without affecting any other provision if this Agreement. To the full extent, however, that such applicable law may by waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, the Patties hereto hereby waive such applicable law knowingly and understanding the effect of such waiver.

8.4 Execution in Counterparts

This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the Patties, notwithstanding that all the Parties are not signatory to the original and same counterpart.

9. NOTICES

Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by recognized delivery service, telegraphed, telexed, sent by facsimile transmission (provided acknowledgement of receipt thereof is delivered to the sender) or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or by recognized delivery service, telegraphed, telexed, and sent by facsimile transmission or, if mailed, three days after the date of deposit in the United States mails as follows:

If to Consultant, to:

Dynasty Wealth, Inc.
Attn: Craig Markowski
2755 East Oakland Park Blvd.
Suite 290
Fort Lauderdale FL 33305
754-200-5119

If  to Company, to:

Visualant, Inc.
500 Union Street, Suite 420
Seattle, WA 98101
(206) 903-1351

Or such address as any of the above shall have specified by notice hereunder.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first herein above written.

Visualant, Inc. By /s/ Ronald P. Erickson Name: Ronald P. Erickson Title: Chief Executive Officer Dynasty Wealth, Inc. By /s/ Catherine Mead Name: Catherine Mead Title: Director